EXHIBIT 99.1

MICRO THERAPEUTICS ANNOUNCES AGREEMENT TO ACQUIRE DENDRON
GmbH

– Acquisition Broadens Product Offering Providing Potential Strong Market Position –

-Conference Call Scheduled Tomorrow at 5:30 a.m PDT;

Simultaneous Webcast at www.companyboardroom.com-

Irvine, Calif. and Bochum, Germany – September 3, 2002 – In a move to establish a leadership position in the interventional neurology marketplace, Micro Therapeutics, Inc. (MTI) (Nasdaq:MTIX) today announced the signing of a definitive agreement to acquire Dendron GmbH, a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms. The acquisition will be accomplished in an all-cash transaction of up to $40 million, including earn-out contingent payments, and is expected to close in the fourth quarter of 2002.

“This acquisition advances our strategic objective of establishing MTI as a premier provider of minimally invasive devices for the treatment of neurovascular disorders,” said James Corbett, MTI’s Chairman. “Dendron’s state-of-the-art detachable coils complement our Onyx and neuro access device product lines, providing MTI with a broader product offering and the opportunity to leverage our worldwide marketing, sales and distribution system.”

Dendron’s product lines include a broad array of detachable coils, all of which have obtained CE Mark approval for sale in Europe, including its newest product, the Variable Detachable System (VDS). The VDS provides for coil deployment in what both MTI and Dendron believe is a safer, more efficient fashion than current systems on the market today. MTI said that Dendron’s products will be marketed in Europe, Japan and other international markets through MTI’s distribution partner, ev3 International. MTI intends to submit Dendron’s products for 510(k) market clearances with the U.S. Food and Drug Administration, however, no assurance can be given that such clearances will be obtained. With such clearances, MTI intends to subsequently distribute Dendron’s products in the U.S. through MTI’s direct sales force, which currently distributes MTI’s full line of neurovascular access and delivery products. “Combining Dendron’s coil technology with our access product portfolio provides exciting potential revenue and cost synergies, especially when marketed and sold through the same international sales and distribution system,” commented Corbett.

Hermann Monstadt, Managing Director, of Dendron GmbH said, “We are pleased to join forces with MTI which will greatly enhance our ability to more rapidly and effectively penetrate the international interventional neurology marketplace. We believe our coil systems represent a significant advancement over currently available technologies and, when marketed with MTI’s access technologies and Onyx, will create a robust platform of embolic alternatives for the interventional neuroradiologist.”

Coils have been used for several years as a treatment for certain types of aneurysms and other vascular malformations. They are deployed to the vascular site via specially designed micro catheters. Once in place, their presence in the vascular defect is intended to occlude the site while maintaining the integrity of the native vessel, thereby allowing normal blood flow to continue and reducing the potential for the vascular rupture.

Under the definitive agreement, MTI will make a cash payment of $25 million at the closing date, which is anticipated to be on or after September 30, 2002. Additional payments, aggregating $15 million, are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008. To finance the initial $25 million payment and anticipated short-term working capital needs of the acquired operations, MTI has obtained a commitment from Micro Investment LLC, whose principal investors are Warburg, Pincus Equity Partners, L.P. and The Vertical Group, to lead a $30 million private common stock offering, either as the sole or as a participating investor. The price per share of the financing will be determined by a formula that is based on the closing price of MTI’s stock for the fifteen trading days ending September 10, 2002, but in no case will be outside a range between $2.07 to $2.50. Such shares have not been registered under the Securities Act of 1933 and until so registered may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The offering will be made by MTI without a selling agent.

This announcement is not an offer to sell such securities and shall be made by MTI to a very limited group of investors.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s flagship product, Onyx®, has been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Conference Call Information and Forward-Looking Statements

The company will host a conference call on Wednesday, September 4, 2002, with interested parties beginning at 5:30 a.m. PDT to discuss the transaction with Dendron GmbH. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the companies’ revenues, margins, operating expenses, distribution arrangements, clinical studies and financial position, and comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.companyboardroom.com from 7:30 a.m. PDT Wednesday, September 4, 2002 through 7:30 a.m. PDT, Wednesday, September 18, 2002.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the ability to successfully complete the transaction contemplated by the definitive agreement between Micro Therapeutics, Inc. and Dendron GmbH, the ability to efficiently integrate the operations of Dendron GmbH into those of Micro Therapeutics, Inc. subsequent to completion of the transaction, effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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